                                                                   SCHEDULE 14A

                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[X] Preliminary Proxy Statement               Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or

[_] Section 240.14a-12

                               DRKOOP.COM, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
   __________________________________________________________________________

  (2) Aggregate number of securities to which transaction applies:
   __________________________________________________________________________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
   __________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction:
   __________________________________________________________________________

  (5) Total fee paid:
   __________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
   __________________________________________________________________________

  (2) Form, Schedule or Registration Statement No.:
   __________________________________________________________________________

  (3) Filing Party:
   __________________________________________________________________________

  (4) Date Filed:
   __________________________________________________________________________

                               DRKOOP.COM, INC.
                           7000 N. Mopac, Suite 400
                              Austin, Texas 78731

                                                               January   , 2001

Dear Stockholders:

   You are cordially invited to attend a special meeting of stockholders of drkoop, Inc. The Special Meeting will be held at the [Fairmont Miramar, 101 Wilshire Boulevard, Santa Monica, California on January 25, 2001, at 9:00 a.m. Pacific time]. Enclosed are the official notice of this meeting, a proxy statement and a form of proxy.

   As described in the enclosed proxy statement, we have been notified by the Nasdaq Stock Market that our common stock would be delisted from the Nasdaq National Market if the share price of our common stock continues to trade below $1.00 per share. We intend to apply to Nasdaq for a hearing if necessary, and the de-listing will be stayed during the hearing period. Accordingly, in an effort to increase our share price above $1.00, our board of directors has approved an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of common stock. At the special meeting, you will be asked to consider and vote on this amendment effecting the reverse stock split. If the reverse stock split is approved, every ten (10) shares of issued and outstanding common stock will be exchanged for one (1) new share of common stock.

   You are urged to read the accompanying proxy statement, which provides you with a description of the terms of the reverse stock split, including the reasons why the reverse stock split is being recommended and the results of its implementation.

   Our Board of Directors has determined that the reverse stock split is in the best interests of drkoop.com, Inc., and its stockholders and has unanimously approved the amendment to our Restated Certificate of Incorporation which would effect the reverse stock split. The board unanimously recommends that you vote "FOR" the proposal to approve and adopt the amendment and the reverse stock split.

   It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Executed proxy cards with no instructions indicated thereon will be voted for approval and adoption of the amendment.

   Please do not send any of your stock certificates at this time. If the amendment is approved and the reverse stock split is consummated, we will send you a letter explaining the procedures for exchanging your shares for new shares.

                                          By Order of the Board of Directors,

                                          Richard M. Rosenblatt
                                          Chief Executive Officer

                               DRKOOP.COM, INC.
                           7000 N. Mopac, Suite 400
                              Austin, Texas 78731

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 25, 2001

                               ----------------

TO OUR STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of drkoop.com, Inc., will be held at the [Fairmont Miramar, 101 Wilshire Boulevard, Santa Monica, California, on January 25, 2001, at 9:00 a.m. Pacific time], for the following purposes:

  . to approve and adopt an amendment to our Restated Certificate of Incorporation to effect a ten for one stock combination (reverse stock split) with respect to all of our outstanding common stock; and

  . to transact any other business, if any, which is properly brought before the meeting or any adjournment or postponement thereof.

   Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by this reference, for further information with respect to the business to be transacted at the annual meeting.

   Stockholders of record at the close of business on January 2, 2001, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. The list of stockholders will be available for examination for ten days prior to the annual meeting at the offices of drkoop.com, Inc., 7000 N. Mopac, Suite 400, Austin, Texas 78731. All stockholders are cordially invited to attend the special meeting.

                                          By Order of the Board of Directors

                                          Richard M. Rosenblatt
                                          Chief Executive Officer

Austin, Texas
January    , 2001

                               DRKOOP.COM, INC.

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS


                               January 25, 2001

                               ----------------

                                 INTRODUCTION

General

   This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our special meeting of stockholders to be held at the [Fairmont Miramar, 101 Wilshire Boulevard, Santa Monica, California, on January 25, 2001, at 9:00 a.m. Pacific time], for the following purposes:

  . to approve and adopt an amendment to our Restated Certificate of Incorporation to effect a ten for one stock combination (reverse stock split) with respect to all of our outstanding common stock; and

  . to transact any other business, if any, which is properly brought before the meeting or any adjournment or postponement thereof.

   This proxy statement and accompanying proxy card will be first mailed to
stockholders on or about January    , 2001.

   This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, telegraph, fax or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions.

   Our principal executive offices are located at 7000 N. Mopac, Suite 400, Austin, Texas 78731, telephone (512) 583-5667.

Shares Entitled to Vote and Required Vote

   Our outstanding common stock and Series D 8% Convertible Preferred Stock, which we refer to as "preferred stock," constitute the only classes of securities entitled to notice of, or to vote at, the meeting. Stockholders of record of the common stock and of the preferred stock at the close of business on January 2, 2001, are entitled to notice of, and to vote at, the meeting. On that date, there were 39,589,902 shares of our common stock and 2,750,000 shares of preferred stock issued and outstanding. Each share of common stock entitles the holder to one vote on each matter which may come before a meeting of the stockholders. Each share of preferred stock entitles the holder to
28.57 votes per share of preferred stock, equivalent to one vote per share of common stock issuable upon conversion of the preferred stock on each matter which may come before a meeting of the stockholders. The presence at the meeting, in person or by proxy, of a majority of the shares of common stock and preferred stock, as converted, issued and outstanding on January 2, 2001, will constitute a quorum.

Voting Procedures

   A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

   You have choices on each of the matters to be voted upon at the meeting. By checking the appropriate box on your proxy card you may:

  .  approve the amendment to our Restated Certificate of Incorporation;

  .  disapprove the amendment to our Restated Certificate of Incorporation;
     or

  . abstain from voting for or against the amendment to our Restated Certificate of Incorporation.

   Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the amendment to the Restated Certificate of Incorporation. With respect to any other business which may properly come before the meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

   Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Approval of the amendment to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock and preferred stock, as converted, entitled to vote at the meeting.

   Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

   YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

   You may revoke your proxy at any time before it is actually voted at the meeting by:

  . delivering written notice of revocation to our Corporate Secretary at 7000 N. Mopac, Suite 400, Austin, Texas 78731;

  .  submitting a later dated proxy; or

  .  attending the meeting and voting in person.

   Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person such as a stock brokerage firm or bank, that person must vote the shares as the record holder. Accordingly, a beneficial holder must provide voting instructions to the appropriate record holder.

   All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

            PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF
       INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE STOCK SPLIT OF THE
                          SHARES OF THE COMMON STOCK

General

   The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval, an amendment to Article IV of our Restated Certificate of Incorporation authorizing a ten for one stock combination (reverse stock split) of the shares of common stock issued and outstanding.

   The form of the proposed amendment to effect the reverse stock split is attached hereto as Annex A (which we refer to as the Certificate of Amendment). The Certificate of Amendment will effect a one-for-ten reverse stock split of the shares of common stock issued and outstanding, but will not change the number of authorized shares of common stock or preferred stock, the number of treasury shares held by us, or the par value of common stock or preferred stock.

Background

   Our common stock is quoted on the Nasdaq Market under the symbol "KOOP". In order for our common stock to continue to be quoted on the Nasdaq Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have:

  . net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $2 million or a market capitalization of at least $35 million or net income (in latest fiscal year or two of the three last fiscal years) of at least $500,000;

  . an aggregate market value of shares held by persons other than officers and directors of at least $1,000,000;

  .  at least 300 persons who own at least 100 shares; and

  .  a minimum bid price of at least $1.00 per share.

   Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq Market. If a delisting were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets.

   We have received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price closing requirement for thirty consecutive trading days and that, if we were unable to demonstrate compliance with this requirement for ten consecutive trading days during the ninety calendar days ending February 22, 2001, our common stock would be de-listed at the close of business on February 26, 2001. However, we may apply to Nasdaq for a hearing and the de-listing will be stayed during the hearing period. We understand that it is Nasdaq's position that an ability to demonstrate sustained compliance is also required to achieve compliance with this requirement.

   Our Board of Directors considered the potential harm to us of a delisting from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's listing standards. On December 13, 2000, our Board of Directors adopted resolutions, subject to approval by our stockholders, to amend our Restated Certificate of Incorporation to: (i) effect a one-for-ten reverse stock split of our outstanding shares of common stock (with outstanding warrants and options to purchase stock being adjusted accordingly) and (ii) provide cash payments to stockholders in lieu of, and in exchange for, any fractional shares they would have had as a result of the reverse stock split, at the "market price". The market price will be determined by calculating the average closing price of our common stock on the Nasdaq Market for the twenty business days prior to the day before we file the Certificate of Amendment effectuating the reverse stock split. The reverse stock split will not change the number of our authorized shares of common stock or the par value of common stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00.

Purpose and Material Effects of Proposed Reverse Stock Split

   One of the key requirements for continued listing on the Nasdaq Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse stock split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq listing standards. We also believe that the higher share price which should result from the reverse stock split will help generate interest in us among investors. Furthermore, we believe that maintaining our Nasdaq Market listing may provide us with a broader market for our common stock and facilitate the use of our common stock in acquisitions and financing transactions in which we may engage.

   However, the effect of the reverse stock split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per new share of our common stock (which we refer to as New Shares) after the reverse stock split will rise in proportion to the reduction in the number of old shares of our common stock (which we refer to as Old Shares) outstanding resulting from the reverse stock split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq Market. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

   The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split cash at the market price. The market price will be determined by calculating the average closing price of our common stock on the Nasdaq Market for the twenty business days prior to the day we file the Certificate of Amendment effectuating the reverse stock split.

   The reverse stock split would have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock. Each ten (10) of our Old Shares owned by a stockholder would be exchanged for one (1) New Share. The reverse stock split will be effected simultaneously for all common stock and the exchange number will be the same for all common stock.

   The principal effect of the reverse stock split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 39,589,802 shares to approximately 3,958,980 shares, (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options or warrants, one-tenth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to ten times the exercise price specified before the reverse stock split, resulting in the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split, and (iii) the number of shares reserved for issuance in our existing stock option plans will be reduced to 1/10 of the number of shares currently included in such plans.

   The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced to 1/10th of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

   The reverse stock split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to fractional shares as described above. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

   Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding (excluding shares issuable upon exercise of options and warrants and upon conversion of our preferred stock) would increase from approximately 460,410,098 to 496,041,020. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of drkoop.com, Inc., with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders. Other than the reverse stock split proposal, our Board does not currently contemplate recommending the adoption of any other amendments to our Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change control of drkoop.com, Inc.

   Our Restated Certificate of Incorporation provides for, upon the reverse stock split of our common stock, the automatic adjustment of the ratio used to calculate the number of shares of common stock into which our preferred stock is convertible (which we refer to as the conversion ratio). Our Restated Certificate of Incorporation further provides that the holder of each share of outstanding preferred stock may cast a number of votes at a meeting of stockholders equal to the number of shares of common stock into which the preferred stock is convertible. Therefore, immediately upon the effectiveness of the reverse stock split, the conversion ratio will automatically be adjusted such that each share of preferred stock, which is currently convertible into 28.57 shares of common stock, will thereafter be convertible into 2.857 shares of common stock (subject to future adjustment upon the occurrence of certain events), and each share of preferred stock, which currently entitles the holder thereof to cast 28.57 votes, will thereafter entitle the holder thereof to cast 2.857 votes in each matter in which the preferred stock is entitled to vote (subject to future adjustment upon the occurrence of certain events). After the reverse stock split, the preferred stock will continue to have the same liquidation and dividend rights.

Certain Effects of the Reverse Stock Split

   Stockholders should recognize that if the reverse stock split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the Certificate of Amendment divided by ten). While we expect that the reverse stock split will result in an increase in the market price of our common stock, there can be no assurance that the reverse stock split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse stock split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results that have been outlined above.

   With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of common stock, as well as the par value of the common stock prior and subsequent to the reverse stock split, will remain the same. It is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the reverse stock split.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

   If the reverse stock split is approved by our stockholders, we will promptly file the Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which we will refer to as the "effective date". Beginning on the effective date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

   As soon as practicable after the effective date, stockholders will be notified that the reverse stock split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Fractional Shares

   We will not issue fractional certificates for New Shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by ten, will, upon surrender to the exchange agent of such certificates representing such fractional shares, receive cash at the market price. The market price will be determined by calculating the average closing price of our common stock on the Nasdaq Market for the twenty business days prior to the day before we file the Certificate of Amendment effectuating the reverse stock split.

No Dissenter's Rights

   Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our charter to effect the reverse stock split and we will not independently provide our stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

   The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the consequences of the reverse stock split.

   Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. Stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse stock split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

   Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

   The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he resides.

Vote Required and Recommendation

   THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK AND PREFERRED STOCK (ON AN AS CONVERTED BASIS) ENTITLED TO VOTE ON THIS PROPOSAL WILL BE REQUIRED FOR APPROVAL OF THE AMENDMENT.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION IN ORDER TO EFFECT THE ONE-FOR-TEN REVERSE STOCK SPLIT OF SHARES OF COMMON STOCK ISSUED AND OUTSTANDING.

                               OTHER INFORMATION

Change of Control

   In August of 2000, we entered into a series of financing transactions which permitted us to raise a significant amount of new capital from the issuance of preferred stock and warrants. An element of these transactions included a change in control of our company, including the appointment of new directors constituting a majority of our Board of Directors and a new executive management team. The following summaries of our preferred stock and of agreements that we have entered into are summaries and are qualified in their entirety by references to the agreements and Certificate of Designation of our preferred stock which we filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2000 and our quarterly report on Form 10-Q for the period ended September 30, 2000. Investors are urged to review the full text of those documents which define the rights of the new investors.

 General

   The August financing consisted of a private placement of $27.5 million of our preferred stock and warrants to accredited investors. The private placement was consummated in two tranches. The first tranche of $20.0 million of preferred stock was issued on August 22, 2000 and the second tranche of $7.5 million of preferred stock was issued on August 25, 2000. The offering was made solely to accredited investors by way of a private placement exempt from registration under the Securities Act of 1933, as amended. Commonwealth Associates, L.P., acted as placement agent in the private placement. The 2,750,000 shares of preferred stock issued in the private placement are initially convertible into 78,571,428 shares of our common stock reflecting a conversion price of $0.35 per share (in both cases prior to giving effect to the proposed reverse stock split). This conversion price is subject to adjustments for dilutive issuances and other events, including the proposed reverse stock split. If the reverse stock split is effected, our outstanding preferred stock would be convertible into 7,857,143 shares of our common stock reflecting an adjusted conversion price of $3.50 per share.

   In connection with the private placement, we hired a new management team, which is headed by Richard M. Rosenblatt, our new Chief Executive Officer. Our new management team, Prime Ventures, LLC (a venture capital firm specializing in investments in Internet and technology companies that is also managed by members of our new management team) and certain members and associates of Prime Ventures, LLC (which we refer to as the Prime Investors) purchased approximately $6.0 million of the preferred stock in this private placement.

   In connection with the private placement and the hiring of the new management team, we also issued:

  . options to purchase 13,371,000 shares for $0.35 per share to members of our new management team and certain other new employees,

  . warrants to purchase 2,721,431 shares for $0.35 per share to the Prime Investors (which we refer to as the Prime Investor Warrants), and

  . warrants to purchase 3,629,000 shares for a purchase price of $0.35 per share to Prime Ventures, LLC (which we refer to as the Prime Warrants).

   The placement agent received warrants and other compensation for placing the securities. Please see "Compensation to Placement Agent; Repayment of Bridge Loan and Other Transaction Expenses."

   As we previously reported, in connection with this private placement we obtained a waiver from the Nasdaq Stock Market, Inc., to its requirement that stockholder approval be obtained in advance of any private placement of equity securities if the transaction would result in a change of control of the issuer or in the issuance of shares of common stock representing more than 19.9% of our outstanding stock being issued at less than market prices. In compliance with the requirements of Nasdaq, on July 14, 2000, and August 21, 2000, we mailed to our stockholders notices of the granting of this waiver.

 Preferred Stock

   The preferred stock, which was issued for an initial issuance price of $10.00 per share, has a liquidation preference of $15.00 per share, plus accrued and unpaid dividends, which is payable upon:

  .  the liquidation or dissolution of the company,

  . the merger of the company where the stockholders immediately prior to such merger no longer retain more than 50% of the voting control, or

  .  the sale of all or substantially all of the assets of the company.

   In the event of a merger or sale, we may elect to pay the liquidation amount in shares of our common stock in lieu of cash. The liquidation preference of the preferred stock is payable to holders of record of the preferred stock before and in preference to any distribution to the holders of our common stock or any other security that is junior to the preferred stock.

   The holders of preferred stock are entitled to vote their shares of preferred stock on an as-converted basis with the holders of common stock as a single class on all matters submitted to a vote of the holders, except as otherwise required by applicable law. This means that each share of preferred stock will be entitled to a number of votes equal to the number of shares of common stock into which it is convertible on the applicable record date.

   Each share of preferred stock is convertible at any time, at the option of the holder, into a number of shares of common stock determined by dividing the face value of the preferred stock (i.e., $10.00 per share) by the conversion price, initially $0.35 per share. If the proposed reverse stock split is effected, the conversion price will increase to $3.50 per share (subject to future adjustments). The preferred stock will automatically convert into shares of common stock at the then applicable conversion price upon either a public offering or private placement of our common stock raising gross proceeds in excess of $25.0 million, in each case at a price per share in excess of $1.50 (or, $15.00 per share if the reverse stock split is effected), as adjusted for stock splits, recapitalizations and other similar events. In addition, the preferred stock will also automatically convert into shares of common stock at the then applicable conversion price if the closing bid price for our common stock has traded at twice the conversion price for a period of 20 consecutive trading days, so long as our common stock is trading on a national securities exchange or the Nasdaq Small Cap or National Market and the shares issuable upon conversion of the preferred stock are registered for resale under the Securities Act of 1933. The initial $0.35 conversion price of the preferred stock is subject to adjustment for stock splits, recapitalizations and other similar structural events (including the proposed reverse stock split) or in the event we issue securities at a price per share less than the then current market price of our common stock or the conversion price, subject to certain exceptions. In addition, if our average closing bid price for our common stock for the 20 trading days preceding August 21, 2002, is less than the then applicable conversion price, the conversion price will automatically be reset to such lower price. We recently amended our Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 500,000,000.

 Warrants

   In connection with the private placement, we issued warrants to purchase an aggregate of 6,142,857 shares of common stock (which we refer to as the Agency Warrants) to Commonwealth and the Prime Investor Warrants to purchase an aggregate of 2,721,431 shares of common stock to Prime. We also issued to Prime the Prime Warrants to purchase an aggregate of 3,629,000 shares of common stock . The Agency Warrants, the Prime Investor Warrants and the Prime Warrants have an exercise price of $0.35 per share, subject to adjustments under certain circumstances (including if the proposed reverse stock split is effected), and each of the warrants has a five-year term. The Agency Warrants and the Prime Investor Warrants are exercisable in full immediately. The Prime Warrants are exercisable immediately for up to 25% of the shares of common stock underlying the Prime Warrants and for up to an additional 25% of the shares of common stock underlying the Prime Warrants on the first, second and third anniversaries of the completion of the private placement.

   Finally, in connection with the consummation of the private placement, we restructured certain warrants we had previously issued to Commonwealth and an affiliate in connection with a bridge loan and line of credit extended to us by Commonwealth and its affiliate. These warrants (which we refer to as the Bridge Warrants) are now exercisable to purchase 14,785,714 shares of common stock for an exercise price of $0.35 per share, subject to adjustment under certain circumstances (including if the proposed reverse stock split is effected). They have a seven year term and became exercisable November 1, 2000.

 Compensation to Placement Agent; Repayment of Bridge Loan; Other Transaction Expenses

   In connection with the private placement, we agreed to (i) pay Commonwealth a cash fee equal to 7% of the gross proceeds resulting from the sale of the preferred stock ($1,925,000 in total); (ii) issue to Commonwealth the Agency Warrant to purchase 6,142,857 shares of common stock at an exercise price of $0.35 per share, subject to adjustment (including if the proposed reverse stock split is effected); (iii) reimburse Commonwealth for expenses incurred by it in connection with the private placement in an amount equal to $350,000; and (iv) pay Commonwealth an advisory fee of $600,000. Under the above arrangements, we paid an aggregate of $2,875,000 from the proceeds of the private placement to Commonwealth and its affiliates, excluding the amounts described below that we used to repay the outstanding balance under loans previously extended to us by Commonwealth and an affiliate.

   Prior to the consummation of the private placement, Commonwealth and an affiliate provided us with a $1.5 million bridge loan and a $3.0 million standby line of credit, of which we had drawn $400,000. In connection with these loans, we issued warrants to Commonwealth and its affiliate. As described above, the terms of these warrants were restructured in connection with the private placement and the Bridge Warrants are now exercisable to purchase 14,785,714 shares of common stock for at an exercise price of $0.35 per share subject to adjustment under certain circumstances (including if the proposed reverse stock split is effected). We used proceeds from the private placement to repay in full all amounts owed under the bridge loan and our $400,000 balance outstanding under our $3.0 million line of credit, plus interest to the date of repayment.

   In connection with the private placement, we also agreed to pay the legal fees and expenses incurred by our new management team and Prime Ventures, LLC, in connection with the private placement, up to a maximum of $75,000.

   In connection with the private placement, we also engaged Commonwealth as a non-exclusive financial advisor in connection with merger and acquisition transactions and have agreed to pay to Commonwealth between 0.5% and 1.0% of the total consideration paid or received by us in any such transaction identified by Commonwealth.

 Registration Rights

   In connection with the private placement, we entered into an Amended and Restated Registration Rights Agreement with Commonwealth, the investors that acquired our securities in connection with the private placement, and certain other parties who obtained securities in the transactions described above. Under this agreement, we are obligated to register for resale the common stock underlying the preferred stock, the Bridge Warrants, the Agency Warrants, the Prime Investor Warrants and the Prime Warrants. We have filed a registration statement to register these securities for resale, and we are required to cause this registration statement to be declared effective no later than nine months following the completion of the private placement. In addition, we have agreed to grant the holders of these securities unlimited "piggyback" registration rights. The rights are subject to rights granted previously to other investors in respect of privately placed securities issued by us, including a number of creditors who accepted common stock as partial payment for amounts otherwise payable to them.

 Capitalization Following Private Placement

   As of January     , 2001, we had outstanding 39,589,902 shares of common
stock and, on an as converted basis, the preferred stock represents approximately 66% of our outstanding common stock. In addition to the 78,571,428 shares of common stock issuable upon conversion of the preferred stock, our presently outstanding common stock excludes:

  . the 6,142,857 shares of common stock issuable upon exercise of the Agency Warrants issued to Commonwealth in connection with the private placement;

  . the 2,721,431 shares of common stock issuable upon exercise of the Prime Investor Warrants issued to certain investors in connection with the private placement;

  . the 3,629,000 shares of common stock issuable upon exercise of the Prime Warrants issued to Prime in connection with the private placement;

  . the 13,371,000 shares of common stock issuable upon exercise of the options granted to our new management team and certain other new employees;

  . the 14,785,714 shares of common stock issuable (for an exercise price of $0.35 per share) upon exercise of the Bridge Warrants;

  . the 19,369,095 shares of common stock issuable upon the exercise of the options outstanding pursuant to stock-based employee compensation plans or to consultants, of which 4,089,248 have exercise prices of $2.00 per share and above and 15,279,847 have exercise prices below $2.00 per share (including options that are subject to future vesting requirements);

  . the 33,482 shares of common stock issuable upon the exercise of warrants held by a stockholder of the company with an exercise price of $4.78 per share; and

  . the approximately 2,500,000 shares of common stock issuable upon exercise of warrants held by a former business partner of which an estimated 1,780,000 have an exercise price of $8.60 per share and 820,000 have an exercise price of $1.25 per share.

 Changes to the Board of Directors

   Our new Chief Executive Officer, Richard M. Rosenblatt, became a director following the initial closing of the private placement, joining C. Everett Koop and Donald W. Hackett who remained on our board of directors. Dr. Nancy
L. Snyderman and John F. Zacarro had previously resigned as directors.

   Under an agreement that we entered into with Commonwealth in connection with the private placement, we agreed that for so long as 400,000 shares of preferred stock remain outstanding, we will use our reasonable efforts to cause to be elected to our board two designees of Commonwealth and two designees of the holders of preferred stock. On September 11, 2000, Edwin M. Cooperman and Joseph P. Wynne became directors as Commonwealth's designees and Marshall S. Geller and Scott J. Hyten became directors as designees of the preferred stock investors. In addition, the new board nominated and elected George A. Vandeman as an additional director. This shift in board composition took place at least ten days after the Schedule 14f-1 was filed with the SEC and mailed to stockholders. At our December 13, 1999, annual meeting of stockholders, our stockholders voted to add Edward Cespedes, our President, to our Board of Directors as well.

 Management

   Upon consummation of the initial closing of the private placement, Donald
W. Hackett resigned as our Chief Executive Officer and Susan M. Georgen-Saad resigned as our acting Chief Financial Officer. We expect to continue to pay Mr. Hackett's annual salary for up to one year from the date of his resignation. Our new management team includes Richard M. Rosenblatt as Chief Executive Officer, Edward A. Cespedes as President and Stephen Plutsky as Chief Financial Officer. Each of Messrs. Rosenblatt, Cespedes and Plutsky has entered into employment agreements with the company. The agreements provide that these individuals will dedicate the portion of their business time and attention as is determined by the Board of Directors to be necessary to satisfy their respective obligations under their employment agreements, which shall in any event not be less than a majority of their business time. Mr. Rosenblatt will be paid an annualized base salary of $100,000 for the first six months of employment and an annualized base salary of $175,000 thereafter. Mr. Cespedes and Mr. Plutsky will each be paid an annualized base salary of $150,000.

   In connection with their entering into employment agreements with us, Mr. Rosenblatt was granted options to purchase 7,837,000 shares of common stock, Mr. Cespedes was granted options to purchase 2,600,000 shares of common stock and Mr. Plutsky was granted options to purchase 1,417,000 shares of common stock, in each case with an exercise price of $0.35 per share. Of these options, 25% vested on the date of grant and the balance will vest in annual installments over three years. Vesting is accelerated in the event of a change of control of the company and in the event of a termination without cause or for good reason under the applicable employment agreements.

   In addition to the options granted to Messrs. Rosenblatt, Cespedes and Plutsky, we issued an additional 1,517,000 options to certain new employees who joined the company along with the new management team. These options generally contain similar vesting provisions.

   Dr. Koop and Messrs. Rosenblatt, Hackett, Cespedes, Plutsky and Scalpati have also entered into lock-up agreements with Commonwealth pursuant to which they have agreed that for a period of twelve months from August 28, 2000, none of them may transfer any securities of the Company held by them or acquired during the lock-up period. Commonwealth, in turn, may not transfer any of its warrants or the underlying shares unless each of Messrs. Rosenblatt, Cespedes and Plutsky and certain other individuals have been released from their lock-up provisions. The Prime Investor Warrants are subject to similar lock-up provisions.

Incorporation of Documents by Reference

   The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to documents we have previously filed with the SEC. The information incorporated by reference is considered a part of this proxy statement, and any later information that we file with the SEC will automatically update and supersede this information from the date of filing of these documents. We will provide, without charge, to each person to whom a proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Any such requests should be directed to our Corporate Secretary at drkoop.com, Inc., 7000 N. Mopac, Suite 400, Austin, Texas 78731, telephone number (512) 583-5667.

   We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the stockholders' meeting:

  . Exhibits numbered 10.87, 10.88, and 10.89 to drkoop.com, Inc.'s quarterly report on Form 10-Q for the quarter ended September 30, 2000;

  . drkoop.com, Inc.'s current report on Form 8-K (and the exhibits thereto), filed September 1, 2000; and

  .  drkoop.com, Inc.'s Schedule 14F-1, filed September 1, 2000.

                                                                        ANNEX A

             AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION OF
               DRKOOP.COM, INC., EFFECTING A REVERSE STOCK SPLIT

   drkoop.com, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

   1. The name of the Corporation is drkoop.com, Inc.

   2. The Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article IV thereof so that a new third paragraph shall be added as follows:

     "(c) Simultaneously with the effective date of the filing of this amendment to the Corporation's Restated Certificate of Incorporation (the "Effective Date"), each ten shares of common stock, par value $.001 ("Common Stock"), of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Shares") shall automatically be reclassified and continued ("the Reverse Stock Split"), without any action on the part of the holder thereof, as one share of Common Stock. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the last sale price per share of the Old Common Stock on the 20 trading days immediately prior to the Effective Date, or if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the Nasdaq National Market. No interest shall be payable on the Cash-in-Lieu Amount."

   3. The foregoing amendment of the Corporation's Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. On December 13, 2000, the Board of Directors of the Corporation duly adopted resolutions setting forth the Amendment, declaring its advisability and calling for submission of the Amendment to the stockholders of the Corporation for vote at a special meeting of stockholders held on January 25, 2001.

  IN WITNESS THEREOF, the Corporation has caused this certificate to be
  signed by its President this         day of               , 200  .

                                          DRKOOP.COM, INC.

                                          By: ________________________________
                                              Edward Cespedes
                                              President

                              [OUTSIDE BACK COVER]
                       [LOGO OF drkoop.com APPEARS HERE]

                                DRKOOP.COM, INC.

        BOARD OF DIRECTORS PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS

                         AT 9:00 A.M., JANUARY 25, 2001
                                FAIRMONT MIRAMAR
                             101 WILSHIRE BOULEVARD
                         SANTA MONICA, CALIFORNIA 90401

The undersigned stockholder of drkoop.com, Inc. hereby revokes any proxy or proxies previously granted and appoints Richard M. Rosenblatt, Edward A. Cespedes and Stephen Plutsky, or any of them, as proxies, each with full powers of substitution and resubstitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment or postponement thereof:


________________________________________________________________________________
                              FOLD AND DETACH HERE

                                                                     Please mark
                                                                   your votes as
                                                                    indicated in
                                                               this example  /X/

                                                                    FOR        AGAINST       ABSTAIN
                                                                  --------   -----------    ----------
1.  To approve an amendment to the Restated Certificate of          /  /         /  /          /  /
    Incorporation to effect a ten for one reverse stock split

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF A CHOICE IS NOT INDICATED THIS PROXY WILL BE VOTED "FOR" THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION. THE PROXIES ARE AUTHORIZED TO USE THEIR DISCRETION WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

RECEIPT HEREWITH OF THE COMPANY'S NOTICE OF SPECIAL MEETING AND PROXY STATEMENT, DATED _____________, 200__, IS HEREBY ACKNOWLEDGED.
PLEASE SIGN, DATE AND MAIL TODAY.

(Signature of Stockholder(s))              Dated ________________________, 200__

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

________________________________________________________________________________
                              FOLD AND DETACH HERE